As filed with the Securities and Exchange Commission on August 14, 2023.

Registration No. 333-273375

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

Amendment No. 1

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

NeuroSense Therapeutics Ltd.
(Exact Name of Registrant as Specified in Its Charter)

____________________

Not Applicable
(Translation of Registrant’s name into English)

State of Israel	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11 HaMenofim Street, Building B
Herzliya 4672562 Israel
+972-9-7996183

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

____________________

Cogency Global Inc.
122 East 42nd Street,
18th Floor, New York, NY 10168
(212) 947-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

____________________

Copies to:

Brian K. Rosenzweig Sarah C. Griffiths Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 (212) 841-1000	Perry Wildes Goldfarb Gross Seligman & Co. One Azrieli Center Tel Aviv 6702100, Israel +972 (3) 607-4444

____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†          The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED AUGUST 14, 2023

3,000,000 Ordinary Shares
3,000,000 Ordinary Warrants to purchase up to 3,000,000 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholder identified in this prospectus under the section “Selling Shareholder,” (the “selling shareholder”) of NeuroSense Therapeutics Ltd. (“NeuroSense,” “we,” “us” or the “Company”) of (i) up to 3,000,000 of our ordinary shares, no par value per share (the “Ordinary Shares”), issuable upon exercise of warrants to purchase Ordinary Shares at an exercise price of $1.50 per Ordinary Share, acquired by the selling shareholder under the Purchase Agreement (defined below) (the “Ordinary Warrants”) and (ii) 3,000,000 Ordinary Warrants. The selling shareholder acquired the Ordinary Warrants from us pursuant to a securities purchase agreement (the “Purchase Agreement”), dated June 22, 2023, by and between the Company and the selling shareholder. The Ordinary Warrants and the underlying Ordinary Shares issuable upon the exercise of the Ordinary Warrants were offered and sold pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder.

We are registering the resale of the Ordinary Shares issuable upon the exercise of the Ordinary Warrants and Ordinary Warrants covered by this prospectus as required by the Purchase Agreement. The selling shareholder will receive all of the proceeds from any sales of the Ordinary Shares and Ordinary Warrants offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with such offering. To the extent the Ordinary Warrants are exercised for cash, if at all, we will receive the exercise price of the Ordinary Warrants.

The selling shareholder may sell the Ordinary Shares and Ordinary Warrants covered by this prospectus through public or private transactions at market prices prevailing at the time of sale, at negotiated prices or such other prices as the selling shareholder may determine. The timing and amount of any sale are within the sole discretion of the selling shareholder. Our registration of the Ordinary Shares and Ordinary Warrants covered by this prospectus does not mean that the selling shareholder will offer or sell any of the Ordinary Shares or Ordinary Warrants. For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution.”

We are an “emerging growth company” and a “foreign private issuer”, each as defined under federal securities laws, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer” for additional information.

The Company’s Ordinary Shares and warrants to purchase Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “NRSN” and “NRSNW.” On August 11, 2023, the closing price for the Ordinary Shares was $0.93 and the closing price for the warrants to purchase Ordinary Shares was $0.15.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying the Ordinary Shares or the Ordinary Warrants.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023

i

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement on Form F-1 that we filed with the Securities and Exchange Commission (the “SEC”) for the offering of the Ordinary Shares and Ordinary Warrants by the selling shareholder.

You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or Ordinary Shares and Ordinary Warrants covered by this prospectus are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in, or incorporated by reference into, this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in this prospectus.

Neither we nor the selling shareholder has authorized anyone to provide any information or to make any representation other than those contained in, or incorporated by reference into, this prospectus. You must not rely upon any information or representation not contained in, or incorporated by reference into, this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus, including the information incorporated by reference herein, contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADENAMES

The NeuroSense Therapeutics logo and other trademarks and service marks of NeuroSense Therapeutics Ltd. appearing in this prospectus or the information incorporated by reference herein are the property of the Company. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the® and™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names. This prospectus, including the information incorporated by reference herein, contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus or the information incorporated by reference herein are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY DATA

This prospectus, including the information incorporated by reference herein, contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications and third-party studies is reliable, we have not independently verified the market and industry data obtained from these third-party sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements included in, or incorporated by reference into, this prospectus. While we believe our internal research is reliable and the definition of our market and industry are appropriate, neither such research nor these definitions have been verified by any independent source.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and certain information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other securities laws. Many of the forward-looking statements contained in, or incorporated by reference into, this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “should,” “target,” “would” and other similar expressions that are predictions of or indicate future events and future trends, although not all forward-looking statements contain these identifying words.

Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to substantial risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to a variety of factors, including, but not limited to, those identified under the section titled “Risk Factors” in this prospectus or the documents incorporated herein. These risks and uncertainties include factors relating to:

•        the going concern reference in our financial statements and our need for substantial additional financing to achieve our goals;

•        our limited operating history and history of incurring significant losses and negative cash flows since our inception, which we anticipate will continue for the foreseeable future;

•        our dependence on the success of our lead product candidate, PrimeC, including our obtaining of regulatory approval to market PrimeC in the United States;

•        our limited experience in conducting clinical trials and reliance on clinical research organizations and others to conduct them;

•        our ability to advance our preclinical product candidates into clinical development and through regulatory approval;

•        the results of our clinical trials, which may fail to adequately demonstrate the safety and efficacy of our product candidates;

•        our ability to achieve the broad degree of physician adoption and use and market acceptance necessary for commercial success;

•        our reliance on third parties in marketing, producing or distributing products and research materials for certain raw materials, compounds and components necessary to produce PrimeC for clinical trials and to support commercial scale production of PrimeC, if approved;

•        our receipt of regulatory clarity and approvals for our therapeutic candidates and the timing of other regulatory filings and approvals;

•        estimates of our expenses, revenues, capital requirements and our needs for additional financing;

•        our efforts to obtain, protect or enforce our patents and other intellectual property rights related to our product candidates and technologies; and

•        the impact of the public health, political and security situation in Israel, the U.S. and other countries in which we may obtain approvals for our products or our business.

The preceding list is not intended to be an exhaustive list of all of our risks and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements contained in, or incorporated by reference into, this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus or any document incorporated herein or therein, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information.

PROSPECTUS SUMMARY

This summary highlights selected information about us and the Ordinary Shares and the Ordinary Warrant being offered. It may not contain all of the information that may be important to you. Before investing in the Ordinary Shares and Ordinary Warrants, you should read this entire prospectus and other information incorporated by reference from our other filings with the SEC carefully for a more complete understanding of our business and this offering, including our consolidated financial statements and the section entitled “Risk Factors” included or incorporated by reference in this prospectus.

Overview

We are a clinical-stage biotechnology company focused on discovering and developing treatments for patients suffering from neurodegenerative diseases, including Amyotrophic Lateral Sclerosis (“ALS”), Alzheimer’s disease (“AD”) and Parkinson’s disease (“PD”). We believe these diseases represent some of the most significant unmet medical needs of our time, with limited effective therapeutic options available. The burden of these diseases on both patients and society is substantial. For example, the average annual cost of ALS alone is $180,000 per patient, and its estimated annual burden on the U.S. healthcare system is greater than $1 billion. Due to the complexity of neurodegenerative diseases, our strategy is utilizing a combined therapeutic approach to target multiple disease-related pathways.

Our lead therapeutic candidate, PrimeC, is a novel extended-release oral formulation, fixed-dose combination of two FDA-approved drugs, ciprofloxacin and celecoxib. PrimeC is designed to treat ALS by modulating microRNA synthesis, iron accumulation, and neuroinflammation, all of which are hallmarks of ALS pathology. The U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency (“EMA”) have granted PrimeC orphan drug designation for the treatment of ALS. We believe PrimeC’s multifactorial mechanism of action has the potential to significantly prolong lifespan and improve ALS patients’ quality of life, thereby reducing the burden of this debilitating disease on both patients and healthcare systems.

PrimeC is currently being evaluated in PARADIGM (“NST003”), a Phase IIb randomized, multi-center, multinational, prospective, double-blind, placebo-controlled study, to evaluate safety, tolerability, and efficacy of PrimeC in 69 people living with ALS. Participants are being administered PrimeC or placebo at a 2:1 ratio, respectively. Study participants are allowed to continue standard of care treatment of approved products. The primary endpoints of the study are an evaluation of ALS-biomarkers as well as safety and tolerability assessment. Secondary and exploratory endpoints are the evaluation of clinical efficacy (ALS Functional Rating Scale — Revised and slow vital capacity), survival, and improvement in quality of life. All subjects who complete the six-month double-blind, placebo-controlled dosing period are transferred to the PrimeC active arm for a 12-month open label extension. The study completed enrollment in May 2023, enrolling 69 participants living with ALS in Israel, Italy, and Canada. We anticipate topline results in the fourth quarter of 2023.

Since the FDA had requested additional non-clinical data to support the overall duration of the PARADIGM trial, as PrimeC is intended for long-term administration in the treatment of ALS, we withdrew the protocol from its investigational new drug application (“IND”) in order to align our clinical strategy with the FDA, and we intend to discuss a potential trial design for an ALS pivotal trial with the FDA. Subject to agreement with FDA on trial design, the results of the PARADIGM trial and results of additional studies we intend to conduct in the interim, we believe we could be in a position to initiate a pivotal clinical trial of PrimeC for the treatment of ALS as early as 2024.

PrimeC was previously evaluated in a Phase IIa clinical trial (“NST002”) in 15 people living with ALS, conducted at the Tel Aviv Sourasky Medical Center, Israel. The primary endpoint of the NST002 trial, which was safety and tolerability, was met. In this trial, the safety profile observed was consistent with known safety profiles of ciprofloxacin and celecoxib. Side effects were mild and transient in nature. There were no new or unexpected safety signals detected during the trial.

Additionally, we observed positive clinical signals in comparison to virtual controls, and a serum biomarker analysis showed significant changes following treatment, indicating biological activity of the drug in comparison to untreated matched ALS patients. All 12 patients who completed the NST002 trial elected to continue into an extension study with PrimeC, that was conducted as an Investigator Initiated Study. To date, the Company is still supporting the drug supply for a few of the participants in this study, which is over than 40 months since NST002 was initiated.

We completed three additional studies in 2022 as part of our drug development program to further support our future regulatory submissions. In April 2022, we initiated a pharmacokinetic (“PK”) study (“NCT05232461”) of PrimeC. The PK open-label, randomized, single-dose, three-treatment, three-period crossover study evaluated the effect of food on the bioavailability of PrimeC as compared to the bioavailability of co-administered ciprofloxacin tablets and celecoxib capsules in adult subjects in the U.S. under an FDA cleared IND protocol.

In August 2022, we completed enrollment and dosing of all subjects in a multi-dose PK study (“NCT05436678”). On September 28, 2022, we released the results of the NCT05436678 study. Based on results, we believe the PK profile of PrimeC supports the formulation’s extended-release properties, as the concentrations of the active components have been synchronized, aiming to potentially maximize the synergism between the two compounds. In June 2022, we reported the successful completion of the “in-life” phase of its 90-day GLP toxicology study. In this study, the components of PrimeC, celecoxib and ciprofloxacin, were administered to rodents at doses 4x the maximal clinical dose. All animals appeared normal, with no significant findings observed. The Company intends to present the data from these studies to the FDA as part of PrimeC’s drug development plan.

We believe we have a strong patent estate, including patents on method of use, combination, and formulation. We secured U.S. Patent 10,980,780 relating to methods for treatment of ALS using ciprofloxacin and celecoxib, the components of PrimeC, which expires in 2038. This patent also been issued in the European Patent Office, Canada and Australia. Similar patents are pending in Israel and in Japan. We also expect to take advantage of orphan drug exclusivity for PrimeC, if approved, for seven years in the United States and ten years in the European Union. In addition, U.S. patent application 16/623,467, which relates to methods of treatment of neurodegenerative disease using combinations of ciprofloxacin and celecoxib, is currently pending. This patent application is expected to expire on June 20, 2038.

Our organization is built around a management team with extensive experience in the pharmaceutical industry, with a particular focus on ALS research and clinical trials. We believe that our leadership team is well-positioned to lead us through clinical development, regulatory approval and commercialization of our product candidates.

In addition to PrimeC, we have conducted research and development efforts in AD and PD, with a similar strategy of combined products. The following chart represents our current product development pipeline:

In May 2023, we entered into a Collaborative Evaluation Agreement with Biogen MA Inc. (“Biogen”), a subsidiary of Biogen Inc., under which Biogen will evaluate the impact of PrimeC on neurofilament levels in the plasma of participants in PARADIGM. Biogen will fund the neurofilament biomarker study and conduct the analysis. Biogen also received a right of first refusal for a definitive licensing agreement to co-develop and/or commercialize PrimeC for the treatment of ALS.

Recent Developments

At-The-Market Offering

On April 14, 2023, we entered into a sales agreement with A.G.P./Alliance Global Partners (“A.G.P.”), pursuant to which we agreed to issue and sell, in an at-the-market offering, Ordinary Shares, having an aggregate offering price of up to $5,743,677 from time to time through or to A.G.P. as sales agent or principal. On June 22, 2023, we filed a prospectus supplement reflecting a reduction in the size of the at-the-market offering to $502,230. As of the date hereof, we have sold an aggregate of $7,200 of Ordinary Shares through the at-the-market offering.

Registered Direct Offering and Concurrent Private Placement

On June 26, 2023, we issued and sold, pursuant to the Purchase Agreement, in a registered direct offering by us directly to the selling shareholder, (i) an aggregate of 1,330,000 Ordinary Shares at an offering price of $1.50 per share and (ii) an aggregate of 1,670,000 pre-funded warrants exercisable for Ordinary Shares (the “Pre-Funded Warrants”) at an offering price of $1.4999 per Pre-Funded Warrant, for gross proceeds of approximately $4.5 million before deducting the placement agent fee and related offering expenses. These securities were offered by us pursuant to an effective shelf registration statement on Form F-3 (File No. 333-269306) previously filed with the SEC on January 19, 2023 and declared effective by the SEC on January 30, 2023.

In a concurrent private placement, we issued and sold to the selling shareholder an aggregate of 3,000,000 Ordinary Warrants, each representing the right to acquire one Ordinary Share at an exercise price of $1.50 per Ordinary Share. Each Ordinary Warrant was exercisable immediately upon issuance and expires on the fifth anniversary of the original issuance date. The Ordinary Warrants and the Ordinary Shares issuable upon the exercise of the Ordinary Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

Corporate Information

Our legal and commercial name is NeuroSense Therapeutics Ltd. We were incorporated on February 13, 2017 and were registered as a private company limited by shares under the laws of the State of Israel. We completed our initial public offering on the Nasdaq Capital Market in December 2021. The Ordinary Shares and warrants to purchase Ordinary Shares are traded on the Nasdaq Capital Market under the symbol “NRSN” and “NRSNW,” respectively.

Our principal executive offices are located at 11 HaMenofim Street, Building B, Herzliya, 4672562 Israel, and our telephone number is +972-9-7996183. Our website address is www.neurosense-tx.com. The information on our website does not constitute a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

•        not being required to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”), regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        not being required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

•        not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

As a result, the information contained in this prospectus and the documents incorporated by reference herein may be different from the information you receive from other public companies in which you hold shares. We may take advantage of these provisions for up until we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion; (ii) the date on which we have issued more than $1 billion in non-convertible debt securities during the previous three years; (iii) the date on which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act; or (iv) the last day of the fiscal year following the fifth anniversary of our initial public offering.

Implications of Being a Foreign Private Issuer

We are also a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. generally accepted accounting principles (“U.S. GAAP”);

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

Notwithstanding these exemptions, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Ordinary Shares offered by the selling shareholder	Up to 3,000,000 Ordinary Shares following issuance upon exercise of the Ordinary Warrants.
Ordinary Warrants offered by the selling shareholder	Up to 3,000,000 Ordinary Warrants
Ordinary Shares to be outstanding immediately following this offering	14,781,963 Ordinary Shares.
Use of proceeds

All of the Ordinary Shares and Ordinary Warrants offered by the selling shareholder pursuant to this prospectus will be sold by the selling shareholder. We will not receive any proceeds from such sales. However, to the extent the Ordinary Warrants are exercised for cash, if at all, we will receive the exercise price of the Ordinary Warrants. The exercise price of the Ordinary Warrants may exceed the trading price of the Ordinary Shares. If the price of the Ordinary Shares is below $1.50, we believe that holder of the Ordinary Warrants will be unlikely to exercise their warrants, resulting in little to no cash proceeds to us. If all the Ordinary Warrants were exercised, we would receive gross proceeds of approximately $4.5 million. See the section titled “Use of Proceeds” in this prospectus for more information.

Offering price

The exercise price of the Ordinary Warrants is $1.50 per Ordinary Share. The Ordinary Shares and Ordinary Warrants offered by the selling shareholder under this prospectus may be offered and sold at prevailing market prices, negotiated prices or such other prices as the selling shareholder may determine. See the section titled “Plan of Distribution” in this prospectus for more information.

Risk factors

See the section titled “Risk Factors” beginning on page 7 and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the Ordinary Shares and Ordinary Warrants.

Listing	The Ordinary Shares and warrants to purchase Ordinary Shares, are traded on Nasdaq under the symbols “NRSN” and “NRSNW,” respectively.

Unless otherwise stated, all information in this prospectus supplement, is based on 11,781,963 Ordinary Shares outstanding as of December 31, 2022, and does not include the following as of that date:

•        100,000 Ordinary Shares issuable upon the exercise of warrants outstanding as of such date, at an exercise price of $7.50 per share, which were issued to the underwriters of our initial public offering;

•        1,655,000 Ordinary Shares issuable upon the exercise of tradable warrants outstanding as of such date, at an exercise price of $6.00, which were issued as part of the units in our initial public offering;

•        1,160,500 Ordinary Shares issuable upon the exercise of options outstanding as of December 31, 2022, at a weighted average exercise price of $2.16 under our 2018 Employee Share Option Plan;

•        144,000 Ordinary Shares issuable upon the vesting of restricted stock units outstanding as of December 31, 2022;

•        437,371 Ordinary Shares reserved for issuance and available for future grant under our 2018 Employee Share Option Plan; and

•        1,330,000 Ordinary Shares issued and sold to the selling shareholder pursuant to the Purchase Agreement.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of any Pre-Funded Warrants or the Ordinary Warrants issued in the concurrent private placement.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described below and under the section titled “Item 3. Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022 which is incorporated by reference herein, as well as any other information included or incorporated by reference in this prospectus, together with all of the other information appearing in this prospectus or incorporated by reference herein, including in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and become material. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus under the caption “Cautionary Note Regarding Forward-Looking Statements” above.

Risks Related to this Offering

As of January 1, 2024, we may no longer qualify as a foreign private issuer, which will result in significant additional costs and expenses and subject us to increased regulatory requirements.

As a foreign private issuer, we are not required to comply with certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to domestic issuers. We have also elected to follow home country corporate governance practices rather than those of Nasdaq, including (A) following Israeli quorum requirements, (B) not soliciting proxies as required by Nasdaq Listing Rule 5620(b), (C) having our board of directors select director nominees rather than having an independent committee select nominees, and (D) opting out of shareholder approval requirements, as included in the Nasdaq Listing Rules, for the issuance of securities in connection with certain events such as the acquisition of shares or assets of another company (if, due to the potential issuance of ordinary shares, the ordinary shares would have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock), the establishment of or amendments to equity-based compensation plans for employees, a change of control of our company and certain private placements.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We are assessing whether, as of June 30, 2023, we satisfied the requirements for retaining our foreign private issuer status as of such date. Assuming we did not satisfy the requirements to remain a foreign private issuer as of June 30, 2023, we would cease to be a foreign private issuer and cease to be eligible for the foregoing exemptions and privileges effective January 1, 2024.

As a result of losing our foreign private issuer status, we would be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We would be required to begin preparing our financial statements in accordance with U.S. GAAP, which would result in financial statements that are different than our historical financial statements and may make it difficult for investors to compare our financial performance over time. We would also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders would become subject to the reporting and short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we would expect to incur significant additional legal, accounting and other expenses that we have not incurred as a foreign private issuer. We would also expect that complying with the rules and regulations applicable to United States domestic issuers will make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our management team.

The price of the Ordinary Shares may be volatile.

The market price of the Ordinary Shares has fluctuated in the past. Consequently, the current market price of the Ordinary Shares may not be indicative of future market prices, and we may be unable to sustain or increase the value of your investment in the Ordinary Shares.

There is no guarantee that the Ordinary Warrants will be in the money, and they may expire worthless.

The exercise price of our Warrants is $1.50 per Ordinary Share, subject to adjustment. The exercise price of the Ordinary Warrants has at times exceeded the market price of the Ordinary Shares. To the extent the price of the Ordinary Shares remains below $1.50, we believe that holders of the Ordinary Warrants will be unlikely to exercise their warrants, resulting in little to no cash proceeds to us. There is no guarantee the exercise price of the Ordinary Warrants will ever remain below the price of the Ordinary Shares and, as such, the Ordinary Warrants may expire worthless.

We do not intend to apply for any listing of the Ordinary Warrants on any exchange or nationally recognized trading system, and we do not expect a market to develop for the Ordinary Warrants.

We do not intend to apply for any listing of the Ordinary Warrants on Nasdaq or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Ordinary Warrants. Without an active market, the liquidity of the Ordinary Warrants will be limited. Further, the existence of the Ordinary Warrants may act to reduce both the trading volume and the trading price of the Ordinary Shares.

Holders of Ordinary Warrants purchased in this offering will have no rights as shareholders of Ordinary Shares until such holders exercise their Ordinary Warrants and acquire the Ordinary Shares.

The Ordinary Warrants offered in this offering do not confer any rights of Ordinary Share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire the Ordinary Shares at a fixed price. A holder of an Ordinary Warrant may exercise the right to acquire an Ordinary Share and pay an exercise price of $1.50 at any time. Upon exercise of the Ordinary Warrants, the holders thereof will be entitled to exercise the rights of a holder of the Ordinary Shares only as to matters for which the record date occurs after the exercise date.

THE PRIVATE PLACEMENT

On June 22, 2023, we agreed, pursuant to the Purchase Agreement, to issue to the selling shareholder Ordinary Warrants exercisable for an aggregate of 3,000,000 Ordinary Shares at an exercise price of $1.50 per share (the “Private Placement”). Each Ordinary Warrant became exercisable on the date of issuance and will remain exercisable until the fifth anniversary of the original issuance date. The Ordinary Warrants and the Ordinary Shares issuable upon the exercise of the Ordinary Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

Pursuant to the terms of the Purchase Agreement, we agreed to use commercially reasonable efforts to cause this registration statement on Form F-1 providing for the resale by holders of the Ordinary Warrants and the Ordinary Shares issuable upon the exercise of the Ordinary Warrants, to become effective within 120 days following the date of the Purchase Agreement and to keep such registration statement effective at all times.

The foregoing descriptions of the form of Purchase Agreement and the form of Ordinary Warrant are not complete and are subject to and qualified in their entirety by reference to the form of Purchase Agreement and the form of Ordinary Warrant, respectively, copies of which are attached as Exhibits 10.1 and 4.1 respectively, to the Current Report on Form 6-K dated June 23, 2023, and are incorporated herein by reference.

USE OF PROCEEDS

All of the Ordinary Shares and Ordinary Warrants offered by the selling shareholder pursuant to this prospectus will be sold by the selling shareholder. We will not receive any of the proceeds from such sales. The selling shareholder will receive all of the proceeds from any sales of the Ordinary Shares and Ordinary Warrants offered hereby. However, we will incur expenses in connection with the registration of the Ordinary Shares and Ordinary Warrants offered hereby.

We will receive the exercise price upon any exercise of the Ordinary Warrants, to the extent exercised on a cash basis. If all the Ordinary Warrants were exercised, we would receive gross proceeds of approximately $4.5 million. However, the holders of the Ordinary Warrants are not obligated to exercise the Ordinary Warrants, and we cannot predict whether or when, if ever, the holders of the Ordinary Warrants will choose to exercise the Ordinary Warrants, in whole or in part. The exercise price of the Ordinary Warrants may exceed the trading price of our Ordinary Shares. If the price of the Ordinary Shares is below $1.50, we believe that holder of the Ordinary Warrants will be unlikely to exercise their warrants, resulting in little to no cash proceeds to us. Accordingly, we currently intend to use the proceeds received upon such exercise, if any, for general corporate purposes and working capital.

MARKET FOR ORDINARY SHARES AND DIVIDEND POLICY

The Ordinary Shares are traded on the Nasdaq Capital Market under the symbol “NRSN.” The last reported sale price of the Ordinary Shares on August 11, 2023 on the Nasdaq Capital Market was $0.93 per share. As of August 11, 2023, there were 1,396 shareholders of record of the Ordinary Shares. We do not plan on applying to list the Ordinary Warrants on any exchange or nationally recognized trading system.

We have never declared or paid any cash dividends on the Ordinary Shares, and we anticipate that, for the foreseeable future, we will retain any future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends for at least the next several years.

The distribution of dividends may also be limited by the Israeli Companies Law, 5759-1999 (the “Companies Law”), which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent fiscal years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due. As of December 31, 2022, we did not have distributable earnings pursuant to the Companies Law. Dividend distributions may be determined by our board of directors, as our amended and restated articles of association do not provide that such distributions require shareholder approval.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2022 as follows:

•        on an actual basis;

•        on a pro forma basis to give effect to the receipt of net proceeds of approximately $3.965 million from our issuance and sale in June 2023 of (i) 1,330,000 Ordinary Shares at a purchase price of $1.50 per Ordinary Share and (ii) the sale of 1,670,000 Pre-Funded Warrants at the purchase price of $1.4999 per Pre-Funded Warrant, after deducting the Placement Agent fee and estimated offering expenses payable by us in connection therewith; and

•        on a pro forma as adjusted basis to reflect the issuance by the Company of 3,000,000 Ordinary Shares following an assumed exercise for cash of all of the Ordinary Warrants for gross proceeds of $4.5 million.

The following table should be read in conjunction with “Use of Proceeds,” our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of December 31, 2022
(in thousands, except per share data)	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$3,543	7,508	12,008
Short term deposits	3,547	3,547	3,547
Liability in respect to warrants	218	218 (1)	218 (1)
Shareholders’ equity:
Ordinary Shares, no par value per share	—	—	—
Share premium and capital reserve	26,405	30,370	34,870
Accumulated Deficit	(20,786)	(20,786)	(20,786)
Total shareholders’ equity	5,619	9,584	14,084

Total Capitalization	$5,837	9,802	14,302

____________

(1)      Does not reflect the potential classification of all or portion of any warrants, including the Pre-Funded Warrants, as a liability in respect of warrants.

SELLING SHAREHOLDER

The Ordinary Shares being offered by the selling shareholder pursuant to this prospectus are those issuable to the selling shareholder upon exercise of the Ordinary Warrants. For additional information regarding the issuance of the Ordinary Warrants, see “The Private Placement” above. We are registering the Ordinary Shares and Ordinary Warrants in order to permit the selling shareholder to offer the Ordinary Shares and Ordinary Warrants for resale from time to time. To our knowledge, the selling shareholder has not had any material relationship with us or our affiliates within the past three years. Our knowledge is based on information provided by the selling shareholder in connection with the filing of this prospectus.

The table below lists the selling shareholder and other information regarding the beneficial ownership of the Ordinary Shares by the selling shareholder. The second column lists the number of Ordinary Shares beneficially owned by the selling shareholder, based on its ownership of Ordinary Shares and Ordinary Warrants, as of June 30, 2023, and assuming exercise of all of the Ordinary Warrants and Pre-Funded Warrants held by the selling shareholder on that date, without regard to any limitations on exercises. The third column lists the maximum number of Ordinary Shares that may be sold or otherwise disposed of by the selling shareholder pursuant to the registration statement of which this prospectus forms a part. The selling shareholder may sell or otherwise dispose of some, all or none of their Ordinary Shares in this offering. Pursuant to the rules of the SEC, beneficial ownership includes any of the Ordinary Shares as to which a shareholder has sole or shared voting power or investment power, as well as any Ordinary Shares that the selling shareholder has the right to acquire within 60 days of August 11, 2023. The percentage of beneficial ownership for the selling shareholder is based on 13,623,042 of the Ordinary Shares outstanding as of June 30, 2023 and the number of Ordinary Shares issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of August 11, 2023 beneficially owned by the applicable selling shareholder. The fourth column assumes the sale of all of the Ordinary Shares offered by the selling shareholder pursuant to this prospectus.

Under the terms of the Ordinary Warrants, the selling shareholder may not exercise the Ordinary Warrants to the extent such exercise would cause the selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99% of our then outstanding Ordinary Shares immediately after giving effect to the issuance of Ordinary Shares upon exercise of the Ordinary Warrants held by the selling shareholder. Furthermore, under the terms of the Pre-Funded Warrants, the selling shareholder may not exercise the Pre-Funded Warrants to the extent such exercise would cause the selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 9.99% of our then outstanding Ordinary Shares immediately after giving effect to the issuance of Ordinary Shares upon exercise of the Pre-Funded Warrants held by the selling shareholder. The number of Ordinary Shares in the second and fifth columns do not reflect these limitations. See “Plan of Distribution.”

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to the Offering(1)		Percentage of Outstanding Ordinary Shares(1)	Maximum Number of Ordinary Shares To Be Sold Pursuant to this Prospectus	Number of Ordinary Shares Beneficially Owned After the Offering(2)	Percentage of Outstanding Ordinary Shares after the Offering(2)	Ordinary Warrants Beneficially Owned Prior to the Offering(1)	Percentage of Outstanding Ordinary Warrants(1)	Maximum Number of Ordinary Warrants To Be Sold Pursuant to this Prospectus(2)	Percentage of Outstanding Ordinary Warrants after the Offering(2)
Armistice Capital Master Fund Ltd.	6,000,000	(3)	32.80%	3,000,000	3,000,000	16.40%	3,000,000	100%	3,000,000	—

____________

(1)      Assumes all Ordinary Warrants and Pre-Funded Warrants held by the selling shareholder on August 11, 2023 are exercised.

(2)      Assumes that (i) all of the Ordinary Shares covered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling shareholder does not acquire additional Ordinary Shares after the date of this prospectus and prior to completion of this offering. The percentage of beneficial ownership after the offering is based on 16,623,042 Ordinary Shares outstanding, consisting of (a) 13,623,042 Ordinary Shares outstanding on June 30, 2023, and (b) the 3,000,000 Ordinary Shares underlying the Ordinary Warrants offered under this prospectus. The number and percentage of Ordinary Shares listed do not take into account any limitations on exercise of Pre-Funded Warrants and Ordinary Warrants preventing the Master Fund (as defined below) from exercising any portion of such warrants if such exercise would result in the Master Fund owning greater than 4.99% of the outstanding Ordinary Shares following such exercise.

(3)      Consists of (i) 1,330,000 Ordinary Shares, (ii) 1,670,000 Ordinary Shares issuable upon exercise of the Pre-Funded Warrants (iii) 3,000,000 Ordinary Shares issuable upon the exercise of the Ordinary Warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Ordinary Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our securities offered hereby. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Material United States Federal Income Tax Considerations

The following discussion describes material United States federal income tax considerations relating to the acquisition, ownership, and disposition of Ordinary Shares and Ordinary Warrants covered by this prospectus by a U.S. Holder (as defined below) that acquires the Ordinary Shares and Ordinary Warrants in this offering and holds them as a capital asset. This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), the United States Department of the Treasury (“Treasury”) regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. These tax laws are subject to change, possibly with retroactive effect, and subject to differing interpretations that could affect the tax consequences described herein. This discussion does not address the tax consequences to a U.S. Holder under the laws of any state, local or foreign taxing jurisdiction, estate tax consequences, alternative minimum tax consequences, potential application of the Medicare contribution tax on net investment income, and tax consequences applicable to U.S. Holders subject to special rules, as discussed below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Ordinary Shares and Ordinary Warrants that, for United States federal income tax purposes, is:

•        an individual who is a citizen or resident of the United States;

•        a domestic corporation (or other entity taxable as a corporation);

•        an estate the income of which is subject to United States federal income taxation regardless of its source; or

•        a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (2) a valid election under the Treasury regulations is in effect for the trust to be treated as a United States person.

This discussion does not address all aspects of United States federal income taxation that may be applicable to U.S. Holders in light of their particular circumstances or status (including, for example, banks and other financial institutions, insurance companies, broker and dealers in securities or currencies, traders in securities that have elected to mark securities to market, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities and arrangements, corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, pension plans, persons that own or who are treated as constructively owning 10 percent or more of our stock by vote or by value, persons that hold the Ordinary Shares or Ordinary Warrants as part of a straddle, hedge or other integrated investment, and persons subject to alternative minimum tax or whose “functional currency” is not the U.S. dollar).

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds the Ordinary Shares or Ordinary Warrants the tax treatment of a person treated as a partner in the partnership for United States federal income tax purposes generally will depend on the status of the partner and the activities of the partnership. Partnerships (and other entities or arrangements so treated for United States federal income tax purposes) and their partners should consult their own tax advisors.

This discussion addresses only U.S. Holders and does not discuss any tax considerations other than United States federal income tax considerations. Prospective investors are urged to consult their own tax advisors regarding the United States federal, state, and local, and non-United States tax consequences of the purchase, ownership, and disposition of the Ordinary Shares and Ordinary Warrants.

Exercise or Expiration of Ordinary Warrants

In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of an Ordinary Warrant. A U.S. Holder will take a tax basis in the shares acquired on the exercise of an Ordinary Warrant equal to the exercise price of the Ordinary Warrant, increased by such U.S. holder’s adjusted tax basis in the Ordinary Warrant exercised. Subject to the passive foreign investment company (“PFIC”) rules discussed below, such U.S. Holder’s holding period in the Ordinary Shares acquired on exercise of the Ordinary Warrant will begin on the date of exercise of the warrant and will not include any period for which such U.S. Holder held the Ordinary Warrant.

The lapse or expiration of an Ordinary Warrant will be treated as if the U.S. Holder sold or exchanged the warrant and recognized a capital loss equal to the U.S. Holder’s adjusted tax basis in the warrant. The deductibility of capital losses is subject to limitations.

Dividends

We do not expect to make any distribution with respect to the Ordinary Shares. However, if we make any such distribution, under the United States federal income tax laws, and subject to the PFIC rules discussed below, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be includible in income for a U.S. Holder and subject to United States federal income taxation. Dividends paid to a noncorporate U.S. Holder that constitute qualified dividend income will be taxable at a preferential tax rate applicable to long-term capital gains of, currently, 20 percent, provided that the U.S. Holder holds the Ordinary Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. If we are treated as a PFIC, dividends paid to a U.S. Holder will not be treated as qualified dividend income. If we are not treated as a PFIC, dividends we pay with respect to the Ordinary Shares generally will be qualified dividend income, provided that the holding period requirements are satisfied by the U.S. Holder and in the year that the U.S. Holder receives the dividend, the Ordinary Shares are readily tradable on an established securities market in the United States.

A U.S. Holder must include any Israeli tax withheld from the dividend payment in the gross amount of the dividend even though the holder does not in fact receive it. The dividend is taxable to the holder when the holder of Ordinary Shares receives the dividend, actually or constructively. Because we are not a United States corporation, the dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution includible in a U.S. Holder’s income will be the U.S. dollar value of the NIS payments made, determined at the spot NIS/U.S. dollar rate on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is included in income to the date the payment is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Subject to certain limitations, the Israeli tax withheld in accordance with the United States Israel Tax Treaty and paid over to Israel will be creditable or deductible against a U.S. Holder’s United States federal income tax liability, if the U.S. Holder satisfies certain minimum holding period requirements. Dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income” for foreign tax credit limitation purposes. The rules relating to the determination of the foreign tax credit limitation are complex, and U.S. Holders should consult their tax advisor to determine whether and to what extent they will be entitled to a credit for Israeli withholding taxes imposed in respect of any dividend we distribute.

To the extent a distribution with respect to the Ordinary Shares exceeds our current or accumulated earnings and profits, as determined under United States federal income tax principles, the distribution will be treated, first, as a tax-free return of the U.S. Holder’s investment, up to the holder’s adjusted tax basis in its Ordinary Shares, and, thereafter, as capital gain, which is subject to the tax treatment described below in“— Gain on Sale, Exchange or Other Taxable Disposition of the Ordinary Shares or Ordinary Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of the Ordinary Shares or Ordinary Warrants

Subject to the PFIC rules described below under “— Passive Foreign Investment Company Considerations,” a U.S. Holder that sells, exchanges or otherwise disposes of Ordinary Shares or Ordinary Warrants in a taxable disposition generally will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. Dollar value of the amount realized and the holder’s tax basis, determined in U.S. Dollars, in the Ordinary Shares or Ordinary Warrants. Gain or loss recognized on such a sale, exchange or other disposition of Ordinary Shares or Ordinary Warrants generally will be long-term capital gain if the U.S. Holder’s holding period in the Ordinary Shares or Ordinary Warrants exceeds one year. Long-term capital gains of non-corporate U.S. Holders are generally taxed at preferential rates. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. A U.S. Holder’s ability to deduct capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

Based on our income and assets, we believe that we were a PFIC for the preceding taxable year and expect that we will be a PFIC for the current taxable year. Because the determination of our PFIC status is made annually based on the factual tests described below, however, we cannot provide any assurances regarding our PFIC status for the current or future taxable years or that the IRS will agree with our conclusion regarding our PFIC status. If we were classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules with respect to distributions on and sales, exchanges and other dispositions of the Ordinary Shares or Ordinary Warrants. We will be treated as a PFIC for any taxable year in which at least 75 percent of our gross income is “passive income” or at least 50 percent of our gross assets during the taxable year (based on the average of the fair market values of the assets determined at the end of each quarterly period) are assets that produce or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions, and gains from assets that produce passive income. However, rents and royalties received from unrelated parties in connection with the active conduct of a trade or business are not considered passive income for purposes of the PFIC test. In determining whether we are a PFIC, a pro rata portion of the income and assets of each corporation in which we own, directly or indirectly, at least a 25% interest (by value) is taken into account.

Excess Distribution Rules

If we were a PFIC with respect to a U.S. Holder, then unless the holder makes one of the elections described below under “— QEF Election” or “— Mark-to-Market Election,” a special tax regime would apply to the U.S. Holder with respect to (a) any “excess distribution” (generally, aggregate distributions in any year that are greater than 125% of the average annual distribution received by the holder in the shorter of the three preceding years or the holder’s holding period for the Ordinary Shares) and (b) any gain realized on the sale or other disposition of the Ordinary Shares or Ordinary Warrants. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over the U.S. Holder’s holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions would not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “— Dividends.” For Ordinary Shares acquired pursuant to the exercise of Ordinary Warrants, a U.S. Holder’s holding period will for this purpose include the holding period of such warrants.

A U.S. Holder that holds the Ordinary Shares (or under proposed U.S. Treasury Regulations, the Ordinary Warrants) at any time during a taxable year in which we are classified as a PFIC generally will continue to treat such Ordinary Shares or Ordinary Warrants, as well as Ordinary Shares acquired pursuant to an exercise of Ordinary Warrants, as Ordinary Shares or Ordinary Warrants in a PFIC, even if we no longer satisfy the income and asset tests described above, unless the U.S. Holder elects to recognize gain, which will be taxed under the excess distribution rules as if such Ordinary Shares or warrants had been sold on the last day of the last taxable year for which we were a PFIC.

Certain elections by a U.S. Holder would alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of the Ordinary Shares, as described below. However, under U.S. Treasury Regulations applying to warrants with respect to stock in a PFIC, these elections are not available with respect to the Ordinary Warrants.

QEF Election

If we were a PFIC, the rules above would not apply to a U.S. Holder that timely makes an election to treat the Ordinary Shares as stock of a “qualified electing fund” (“QEF”). A U.S. Holder that makes a QEF election is required to include in income its pro rata share of the ordinary earnings and net capital gain as ordinary income and long-term capital gain, respectively, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge.

The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of the PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to an electing U.S. Holder and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. Holder may over time be taxed on amounts that as an economic matter exceed our net profits.

A U.S. Holder’s tax basis in Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as qualified dividend income. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. U.S. Holders should consult their tax advisors as to the manner in which QEF income inclusions affect their allocable share of our income and their basis in their Ordinary Shares.

A U.S. Holder makes a QEF election generally by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) (“IRS Form 8621”) to a timely filed United States federal income tax return for the year beginning with which the QEF election is to be effective (taking into account any extensions). A QEF election can be revoked only with the consent of the IRS. In order for a U.S. Holder to make a valid QEF election, we must annually provide or make available to the holder certain information. While we intend to provide to U.S. Holders the information required to make a valid QEF election, we cannot provide any assurances that we will in fact provide such information. A QEF election under the proposed U.S. Treasury Regulations is not available for the Ordinary Warrants regardless of whether we provide such information

Mark-to-Market Election

If we were a PFIC, the rules above also would not apply to a U.S. Holder that makes a “mark-to-market” election with respect to the Ordinary Shares, but this election will be available with respect to the Ordinary Shares only if they meet certain minimum trading requirements to be considered “marketable stock” for purposes of the PFIC rules. A mark-to-market election under the U.S. Treasury Regulations is not available for the Ordinary Warrants.

Ordinary Shares will be marketable stock if they are regularly traded on a national securities exchange that is registered with the SEC or on a non-U.S. exchange or market that meets certain requirements under the Treasury regulations. Ordinary Shares generally will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded.

A U.S. Holder that makes a valid mark-to-market election for the first tax year in which the holder holds (or is deemed to hold) the Ordinary Shares and for which we are a PFIC will be required to include each year an amount equal to the excess, if any, of the fair market value of such shares the U.S. Holder owns as of the close of the taxable year over their adjusted tax basis in such shares. The U.S. Holder will be entitled to a deduction for the excess, if any, of the U.S. Holder’s adjusted tax basis in the Ordinary Shares over the fair market value of such shares as of the close of the taxable year, but only to the extent of any net mark-to-market gains with respect to such shares included by the U.S. Holder under the election for prior taxable years. The U.S. Holder’s basis in such Ordinary Shares will be adjusted to reflect the amounts included or deducted pursuant to the election. Amounts included in income pursuant to a mark-to-market election, as well as gain on the sale, exchange or other taxable disposition of such Ordinary Shares, will be treated as ordinary income. The deductible portion of any mark-to-market loss, as well as loss on a sale, exchange or other disposition of the Ordinary Shares to the extent that the amount of such loss does not exceed net mark-to-market gains previously included in income, will be treated as ordinary loss.

The mark-to-market election applies to the taxable year for which the election is made and all subsequent taxable years, unless the Ordinary Shares cease to be treated as marketable stock for purposes of the PFIC rules or the IRS consents to its revocation. The excess distribution rules described above generally will not apply to a U.S. Holder for tax years for which a mark-to-market election is in effect. However, if we were a PFIC for any year in which the U.S. Holder owns the Ordinary Shares but before a mark-to-market election is made, the interest charge rules described above would apply to any mark-to-market gain recognized in the year the election is made.

PFIC Reporting Obligations

If we were, or in the future are, a PFIC. a U.S. Holder of the Ordinary Shares or Ordinary Warrants must generally file an annual information return on IRS Form 8621 containing such information as the Treasury may require. A U.S. Holder’s failure to file the annual information return will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual information return, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.

U.S. Holders are urged to consult their tax advisors as to our status as a PFIC, and the tax consequences to them if we were a PFIC, including the reporting requirements and the desirability of making, and the availability of, a QEF election or a mark-to-market election with respect to the Ordinary Shares or Ordinary Warrants.

Medicare Tax

Non-corporate U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of Ordinary Shares or Ordinary Warrants. A United States person that is an individual, estate or trust is encouraged to consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of any investment in the Ordinary Shares and Ordinary Warrants.

Information Reporting with Respect to Foreign Financial Assets

Individual U.S. Holders (and, under regulations, certain entities) may be subject to certain reporting obligations on IRS Form 8938 (Statement of Specified Foreign Financial Asset) with respect to the Ordinary Shares or Ordinary Warrants for any taxable year during which the U.S. Holder’s aggregate value of these and certain other “specified foreign financial assets” exceed a threshold amount that varies with the filing status of the individual or entity. This reporting obligation also applies to domestic entities formed or availed of to hold, directly or indirectly, specified foreign financial assets, including the Ordinary Shares and Ordinary Warrants. Significant penalties can apply if U.S. Holders are required to make this disclosure and fail to do so. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the Ordinary Shares and Ordinary Warrants.

Information Reporting and Backup Withholding

In general, information reporting, on IRS Form 1099, will apply to dividends in respect of Ordinary Shares and the proceeds from the sale, exchange or redemption of Ordinary Shares or Ordinary Warrants that are paid to a holder of Ordinary Shares or Ordinary Warrants within the United States (and in certain cases, outside the United States), unless such holder is an exempt recipient such as a corporation. Backup withholding (currently at a 24% rate) may apply to such payments if a holder of Ordinary Shares or Ordinary Warrants fails to provide a taxpayer identification number (generally on an IRS Form W-9) or certification of other exempt status or fails to report in full dividend and interest income.

Backup withholding is not an additional tax. A U.S. Holder generally may obtain a refund or credit of any amounts withheld under the backup withholding rules that exceed the U.S. Holder’s income tax liability by timely filing a refund claim with the IRS.

Israeli Tax Considerations

The following is a brief summary of certain material Israeli tax laws applicable to us, and certain Israeli government programs that benefit us. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of our securities offered hereby. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with a retroactive effect.

THEREFORE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES OFFERED HEREBY, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax at a flat rate. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) (“EEL”) which reduced the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018 and thereafter. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Benefited Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law (“IEL”) provides several tax benefits for “Industrial Companies.” We may qualify as an Industrial Company within the meaning of the IEL.

The IEL defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain government loans, capital gains, interest and dividends, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” in accordance with the definition under Section 3A of the Israeli Income Tax Ordinance (New Version) 1961 (the “Ordinance”). An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following are the main tax benefits available to Industrial Companies:

•        Amortization of the cost of purchased patent, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•        Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies; and

•        Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax Benefits and Grants for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures related to scientific research and development projects, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•        The research and expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•        The research and development must be for the promotion of the company; and

•        The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible, under certain conditions, in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority (“IIA”) for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year of the payment, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959 (“the Investment Law”) provides certain incentives for capital investments in production facilities (or other eligible assets). Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, referred to as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility in which the investment is made. In order to qualify for these incentives, the Company is required to comply with the requirements of the Investment Law.

The Investment Law was significantly amended effective as of April 1, 2005 (“the 2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”), and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax Benefits Under the 2011 Amendment

The 2011 Amendment cancelled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, subject to certain conditions and during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to tax at the following rates: (i) Israeli resident corporations–0% (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply); (ii) Israeli resident individuals–20%; or (iii) non-Israeli residents (individuals and corporations)–20%, subject to a reduced tax rate under the provisions of any applicable tax treaty. The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, as defined below), which may be reduced under an applicable tax treaty by applying in advance for a withholding certificate from the Israel Tax Authority (“ITA”). A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “Means of Control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right.

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

New Tax Benefits Under the 2017 Amendment That Became Effective on January 1, 2017

The 2017 Amendment was enacted as part of the EEL that was published on December 29, 2016 and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as having a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The corporate tax rate is further reduced to 7.5% with respect to a Preferred Technological Enterprise located in development zone “A.” In addition, a Preferred Company who qualifies as having a “Preferred Technological Enterprise” will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a Preferred Company satisfying certain conditions (including group consolidated revenues of at least NIS 10 billion) will qualify as having a “Special Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, paid out of Preferred Technological Income, are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty. The withholding tax rate applicable to distribution of dividend from such income to non-Israeli residents is 25% (or 30% if distributed to a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period), which may be reduced under an applicable tax treaty by applying in advance for a withholding certificate from the ITA. In addition, if such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4% (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld.

Taxation of Our Securityholders

Capital gains Tax on Sales of the Ordinary Shares and Ordinary Warrants

Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.

Capital Gains Taxes Applicable to Non-Israeli Resident Securityholders

A non-Israeli resident who derives capital gains from the sale of shares or warrants in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax as long as (among other conditions) the securities were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended, or the U.S. Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of such shares by the U.S. Resident would be subject to Israeli tax (unless exempt under the Israeli domestic law as described above). Under the U.S. Israel Tax Treaty, the gain may be treated as foreign source income for United States foreign tax credit purposes, upon an election by the U.S. Resident, and such U.S. Resident may be permitted to claim a credit for such taxes against the United States federal income tax imposed on such sale, subject to the limitations under the United States federal income tax laws applicable to foreign tax credits. The U.S. Israel Tax Treaty does not provide such credit against any United States state or local taxes.

Regardless of whether securityholders may be liable for Israeli tax on the sale of our securities, the payment of the consideration may be subject to the withholding of Israeli tax at source. Securityholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., provide a non-Israeli resident certificate and other documentation).

Capital Gains Taxes Applicable to Israeli Resident Securityholders

An Israeli resident corporation who derives capital gains from the sale of shares or warrants in an Israeli resident company will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate (currently of 23%). An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual securityholder is claiming deduction of interest expenditures or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2023 plus 3% Surtax). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Ordinance (such as exempt trust funds and pension funds) may be exempt from capital gains tax from the sale of the securities.

Exercise of Ordinary Warrants and Certain Adjustments to the Ordinary Warrants

Purchasers will generally not recognize gain or loss for Israeli tax purposes on the exercise of an Ordinary Warrant and related receipt of an Ordinary Share (unless, for instance, cash is received in lieu of the issuance of a fractional Ordinary Share). Nevertheless, the Israeli income tax treatment and the tax consequences of a cashless exercise of Ordinary Warrants into Ordinary Shares is unclear. Furthermore, the exercise terms of the Ordinary Warrants may be adjusted in certain circumstances. An adjustment to the number of Ordinary Shares that will be issued on the exercise of the Ordinary Warrants or an adjustment to the exercise price of an Ordinary Warrant may be treated as a taxable event under Israeli tax law even if such holder does not receive any cash or other property in connection with the adjustment. Purchasers should consult their tax advisors regarding the proper treatment of any exercise of and/or adjustments to the Ordinary Warrants.

Taxation of Israeli Shareholders on Receipt of Dividends

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on the Ordinary Shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129C(a)(1) of the Ordinance is exempt from tax on a dividend.

Dividend distribution by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise is subject to beneficial withholding tax rates. For a further discussion, see “Taxation and Government Programs — Israeli Tax Considerations — Law for the Encouragement of Capital Investments, 5719-1959 — New Tax Benefits Under the 2017 Amendment that Became Effective on January 1, 2017.”

Taxation of Non-Israeli Shareholders on Receipt of Dividends

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on the Ordinary Shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). For example, under the U.S. Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of the Ordinary Shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Technological Enterprise, Preferred Enterprise, Approved Enterprise or Beneficial Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Preferred Technological Enterprise, Benefited Enterprise or Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income derived from an Approved Enterprise, Preferred Technological Enterprise, Benefited Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate may be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the ITA. To the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will have to comply with some administrative procedures with the ITA in order to receive a refund of any excess tax withheld.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which, among other conditions, the full tax was deducted, will be exempt from filing a tax return in Israel, unless (i) such income was generated from a business conducted in Israel by such foreign resident, (ii) such foreign resident has other taxable sources of income in Israel with respect to which a tax return is required to be filed, or (iii) such foreign resident is liable to Surtax (see below) in accordance with section 121B of the Ordinance.

Dividend distribution by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise is subject to beneficial withholding tax rates. For a further discussion, see “Taxation and Government Programs — Israeli Tax Considerations — Law for the Encouragement of Capital Investments, 5719-1959 — New Tax benefits Under the 2017 Amendment that Became Effective on January 1, 2017.”

Surtax

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 698,280 for 2023, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

PLAN OF DISTRIBUTION

The selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and the subsequent resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by the selling shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        transactions other than on such exchanges or in the over-the-counter market;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Ordinary Shares issuable upon exercise of Ordinary Warrants covered by this prospectus. The Company has agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF OUR SECURITIES BEING REGISTERED

The securities to be registered on this registration statement on Form F-1 of which this prospectus forms a part include up to an aggregate amount of 3,000,000 Ordinary Shares offered for resale by the selling shareholder, consisting of 3,000,000 Ordinary Shares issuable upon exercise of Ordinary Warrants at the exercise price of $1.50, acquired by the selling shareholder under the Purchase Agreement, and 3,000,000 Ordinary Warrants.

Ordinary Shares

The Company’s authorized share capital consists of 60,000,000 Ordinary Shares, no par value per share, of which 13,623,042 Ordinary Shares were issued and outstanding as of June 30, 2023.

All of the outstanding Ordinary Shares are validly issued, fully paid and non-assessable. The Ordinary Shares are not redeemable and do not have any pre-emptive rights.

Voting Rights and Conversion

All Ordinary Shares will have identical voting and other rights in all respects. None of our major shareholders have different voting rights than our other shareholders.

Transfer of Shares

Fully paid Ordinary Shares are issued in registered form and may be freely transferred under the Company’s amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trading. The ownership or voting of the Ordinary Shares by non-residents of Israel is not restricted in any way by the amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Liability to Further Capital Calls

Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to Ordinary Shares held by such shareholders, which is not payable at a fixed time. Such shareholder shall pay the amount of every call so made upon him. Unless otherwise stipulated by our board of directors, each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares with respect to which such call was made. A shareholder shall not be entitled to his rights as shareholder, including the right to dividends, unless such shareholder has fully paid all the notices of call delivered to him, or which according to the Company’s amended and restated articles of association are deemed to have been delivered to him, together with interest, linkage and expenses, if any, unless otherwise determined by our board of directors.

Business Combinations

Under the Company’s amended and restated articles of association, we may not engage in any “business combinations” with any “interested shareholder” for a three-year period following the time that such shareholder became an interested shareholder, unless:

•        prior to the time that such shareholder became an interested shareholder, our board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•        upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, excluding for purposes of determining our voting shares outstanding (but not the outstanding voting shares owned by the interested shareholder) those shares owned by persons who are directors and also officers; or

•        at the time that such shareholder became an interested shareholder, or subsequent to such time, the business combination is approved by our board of directors and authorized at a general meeting of shareholders by the affirmative vote of at least 662/3% of our voting shares outstanding that are not owned by the interested shareholder.

Generally, a “business combination” includes any merger, consolidation, sale or other transaction resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an “interested shareholder” is any person (other than the Company and any of the Company’s direct or indirect majority-owned subsidiaries) who, together with such person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting shares.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the shareholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Election of Directors

The Ordinary Shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect our directors, subject to the special approval requirements for external directors under the Companies Law. Under the Company’s amended and restated articles of association, the number of directors on our board of directors must be no less than three and no more than nine, including any external directors required to be appointed under the Companies Law. The minimum and maximum number of directors may be changed, at any time and from time to time, by a special vote of the holders of at least 662/3 of the outstanding shares.

Other than external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote. In addition, under the Company’s amended and restated articles of association, our board of directors may elect new directors to fill vacancies (whether such vacancy is due to a director no longer serving or due to the number of directors serving being less than the maximum required in our amended and restated articles of association), provided that the total number of directors shall not, at any time, exceed nine directors and provided that our board of directors may not elect external directors. The Company’s amended and restated articles of association provide that the term of a director appointed by our board of directors to fill any vacancy will be for the remaining term of office of the director(s) whose office(s) have been vacated. Furthermore, under the Company’s amended and restated articles of association, our directors, other than external directors, are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of 1/3 of the total number of directors constituting the entire board of directors (other than the external directors).

External directors are elected for an initial term of three years, may be elected for additional three-year terms, and may be removed from office pursuant to the terms of the Companies Law.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of the Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by our board of directors and do not require the approval of the shareholders of a company unless the Company’s articles of association provide otherwise. The Company’s amended and restated articles of association to be effective immediately prior to the closing of this offering do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If the Company does not meet such criteria, then the Company may distribute dividends only with court approval. In each case, the Company is only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of the Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on the Ordinary Shares, proceeds from the sale of Ordinary Shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel at such time.

Shareholder Meetings

Under Israeli law, the Company is required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our amended and restated articles of association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, such as nominating a director candidate, provided that it is appropriate to discuss such a matter at the general meeting. The Company’s amended and restated articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for shareholders meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding, among other things, the following matters must be passed at a general meeting of our shareholders:

•        amendments to our amended and restated articles of association;

•        appointment or termination of our auditors;

•        election of directors, including external directors (unless otherwise determined in our amended and restated articles of association);

•        approval of certain related party transactions;

•        increases or reductions of our authorized share capital;

•        a merger; and

•        the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our amended and restated articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders of a public company are not permitted to take action by written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

Pursuant to the Company’s amended and restated articles of association, holders of the Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote before the shareholders at a general meeting. Under the Company’s amended and restated articles of association, the quorum required for general meetings of shareholders must consist of at least two shareholders present in person or by proxy (including by voting deed) holding 25% or more of our voting rights. A meeting adjourned for lack of a quorum will generally be adjourned to the same day of the following week at the same time and place, or to such other day, time or place as indicated by our board of directors if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

The Company’s amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association. The Company’s amended and restated articles of association provide that all resolutions of our board of directors require a simple majority vote of the directors present and voting at such meeting, unless otherwise required by the Companies Law or by the Company’s amended and restated articles of association. Pursuant to the Company’s amended and restated articles of association, in the event the vote is tied, the chair of the board of directors will have a casting vote.

Pursuant to the Company’s amended and restated articles of association, an amendment to the Company’s amended and restated articles of association regarding any change of the composition or election procedures of our directors will require a special majority vote (66⅔%). In addition, any change to the rights and privileges of the holders of any class of our shares requires a simple majority of the class so affected (or otherwise in accordance with the terms of such class), in addition to the simple majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval based on the codified fiduciary duties that the office holders owe to a company in the Companies Law. Certain transactions with respect to remuneration of our office holders and directors require further approvals the approval based on the codified fiduciary duties that the office holders owe to a company in the Companies Law. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person or by proxy and voting on the resolution.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and material shareholders register; the Company’s amended and restated articles of association; our financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar (the “ISA”). In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Companies Law and the Company’s amended and restated articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the terms of such class of shares, in addition to the simple majority vote of all classes of shares voting together as a single class at a shareholder meeting, as set forth in our amended and restated articles of association.

Acquisitions Under Israeli Law

Full Tender Offer.    A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer.    The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholder approval, (2) was from a 25% or greater shareholder of the company which resulted in the acquirer becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including the relatives and entities under such person’s control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger.    The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. See “Management — Approval of Related Party Transactions under Israeli Law — Fiduciary Duties of Directors and Officers — Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions.”

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the IRC and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Israeli tax law treats some acquisitions, such as share-for-share exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such share-for-share swap.

Anti-Takeover Measures Under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to the Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having pre-emptive rights. As of the date of this prospectus, no preferred shares were authorized under the Company’s amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to the Company’s amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “— Voting Rights.”

Borrowing Powers

Pursuant to the Companies Law and the Company’s amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

The Company’s amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Establishment

We were incorporated under the laws of the State of Israel on February 13, 2017. We are registered with the IRC.

Exclusive Forum

The Company’s amended and restated articles of association to be effective immediately prior to the closing of this offering provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against us and our directors, officers and employees.

This exclusive forum provision would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Alternatively, if a court were to find these provisions of the Company’s amended and restated articles of association to be effective immediately prior to the closing of this offering inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

The Company’s amended and restated articles of association to be effective immediately prior to the closing of this offering also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to these choice of forum provisions.

History of Share Capital

Since January 1, 2020, our issued share capital has changed as provided below.

On February 18, 2020, we entered into a crowd-funding transaction in which we issued 370,356 Ordinary Shares to 536 different investors for total net consideration of $447 thousand (net of $52 thousand issuance cost).

On April 26 2020, we entered into another crowd-funding transaction in which we issued 47,688 shares to 161 different investors for total net consideration of $61 thousand (net of $8 thousand issuance cost).

In February, May, June and July 2021, we entered into Simple Agreements for Future Equity (each, a “SAFE”) with four separate investors for aggregate proceeds of $800 thousand. Pursuant to the terms of each SAFE, upon consummation of an equity financing, we were required to issue to each investor the number of Ordinary Shares equal to the purchase amount divided by the SAFE price, which was defined as the price per share equal to 80% of the equity financing valuation (to be no less than $25,000 thousand). The SAFE Agreements also provide the investor the right to automatically receive Ordinary Shares in the case of a liquidity event, defined as a change of control event or an initial public offering. In the case of a liquidity event the investors are entitled to the number of Ordinary Shares equal to the investment amount divided by the liquidity price. The liquidity price is defined as the price per share equal to the Company’s valuation at the time of the liquidity event, multiplied by 80%, and divided by the Company’s capitalization (to be no less than $25,000 thousand). As part of our initial public offering, the SAFEs were converted at a price per share of $2.892 into 276,672 Ordinary Shares.

In May and October 2021, we issued 240,000 and 45,000 Ordinary Shares, respectively, pursuant to the exercise of options at an exercise price of $0.033 per share.

In August and September 2021, we issued 1,837,500 Ordinary Shares pursuant to the exercise of warrants at a weighted average price of $0.67 per share.

On November 9, 2021, we implemented a 1-for-3 split of our share capital, resulting in an increase of the issued and outstanding Ordinary Shares.

On December 13, 2021, we completed our initial public offering and issued 2,000,000 units, each consisting of one ordinary share and a warrant representing the right to purchase one ordinary share with an exercise price of $6.00 per share, at an initial public offering price of $6.00 per unit.

In connection with the closing of our initial public offering, on December 13, 2021, we issued 961,440 Ordinary Shares pursuant to the exercise of options at a weighted average exercise price of $0.079 per share.

In March 2022, we issued 645,000 Ordinary Shares upon exercise of warrants issued in our initial public offering at a price per share of $6.00.

In October 2022, we issued 35,980 Ordinary Shares pursuant to vesting of restricted stock units (“RSUs”) that were granted to one of our officers in October 2021.

In December 2022, we issued 72,000 Ordinary Shares pursuant to vesting of RSUs that were granted to our officers in November 2021.

In 2022, we issued 85,449 Ordinary Shares to certain consultants in exchange for their services. One of the consultants received 44,000 shares of restricted stock which were issued in 4 equal installments and subject to 2 year lock-up period. The other consultant’s received Ordinary Shares subject to a 6 month lock-up.

In March and June 2023, we issued 36,000 Ordinary Shares pursuant to vesting of RSUs that were granted to our officers in November 2021.

In May 2023, we issued 3,600 Ordinary Shares for gross proceeds of $7,200 in connection with our at-the-market offering program. The Ordinary Shares were sold at market prices at the time of sale.

In May and June we issued 320,479 Ordinary Shares pursuant to vesting of RSUs that were granted to our officers in March 202.

In June 2023, we issued 25,000 Ordinary Shares pursuant to vesting of RSUs that were granted to our employees in March 2023.

In June 2023, we issued 126,000 Ordinary Shares pursuant to the exercise of options at an exercise price of $0.033 per share.

In June 2023, we issued 1,330,000 Ordinary Shares pursuant to a registered direct offering at a price per share of $1.50.

Ordinary Warrants

The following summary of certain terms and provisions of the Ordinary Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Ordinary Warrants, the form of which is filed as Exhibit 4.1 to our Report on Form 6-K filed on June 23, 2023. Prospective investors should carefully review the terms and provisions of the form of Ordinary Warrant for a complete description of the terms and conditions of the Ordinary Warrants.

Duration and exercise price

Each Ordinary Warrant offered hereby will have an exercise price per Ordinary Share equal to $1.50. The Ordinary Warrants became immediately exercisable at any time on or after June 26, 2023 and will expire upon 5:00 p.m., New York City time, on June 26, 2028. The exercise price and number of Ordinary Shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Ordinary Shares and the exercise price.

Exercisability

The Ordinary Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

A holder (together with its affiliates) may not exercise any portion of such holder’s Ordinary Warrant to the extent that the holder would beneficially own more than 4.99% of the outstanding Ordinary Shares immediately following the consummation of this offering and assuming the exercise of such warrant, except that upon at least 61 days’ written prior notice from the holder to us, the holder may increase or decrease the amount of ownership of Ordinary Shares after exercising the holder’s Ordinary Warrants up to 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Ordinary Warrants. No fractional Ordinary Shares will be issued in connection with the exercise of an Ordinary Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless exercise

A holder of the Ordinary Warrants will have the right to exercise such warrants on a “cashless” basis if there is no effective registration statement registering the issuance of the Ordinary Shares issuable upon the exercise of the Ordinary Warrants or the prospectus included within such registration statement is not available for use.

Fundamental transactions

In the event of any fundamental transaction, as described in the Ordinary Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our Ordinary Shares, then upon any subsequent exercise of an Ordinary Warrant, the holder will have the right to receive as alternative consideration, for each Ordinary Share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of Ordinary Shares of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of Ordinary Shares for which the Ordinary Warrant is exercisable immediately prior to such event.

In the event of any fundamental transaction as defined in the Ordinary Warrant, the Company or any successor shall, at the holder’s option, exercisable within 30 days after the consummation of the fundamental transaction, redeem the Ordinary Warrant by paying the holder an amount in cash as set out in the Ordinary Warrant based on a black scholes valuation.

Exchange Listing

We do not intend to list the Ordinary Warrants on any securities exchange or nationally recognized trading system.

Transferability

The Ordinary Warrants may be offered for sale, sold, transferred or assigned without our consent.

Transfer Agent and Registrar of Ordinary Shares

The transfer agent and registrar for the Ordinary Shares is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

EXPENSES

The following are the estimated expenses of this offering payable by us with respect to the issuance and distribution of the securities covered by the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$495.90
Legal fees and expenses	60,000
Accountants’ fees and expenses	10,000
Miscellaneous	5,000
Total	$75,495.90

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co. Certain legal matters with respect to U.S. law will be passed upon for us by Covington & Burling LLP, New York, New York.

EXPERTS

The consolidated financial statements of NeuroSense Therapeutics Ltd. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2022 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses and its expectation to incur significant additional losses raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

We have been informed by our legal counsel in Israel, Goldfarb Gross Seligman & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•        the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•        the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•        the judgment is executory in the state in which it was given.

•        Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•        the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•        the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•        the judgment was obtained by fraud;

•        the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•        the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•        the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•        at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE CAN YOU FIND MORE INFORMATION

This prospectus is part of the registration statement on Form F-1 we have filed with the SEC under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which constitutes part of the registration statement, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by April 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-41084). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents:

•        our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on March 22, 2023;

•        our reports on Form 6-K furnished to the SEC on April 14, 2023, April 17, 2023 (with respect to Exhibit 99.1, other than the paragraph immediately preceding the heading “About NeuroSense”), May 2, 2023 (with respect to Exhibit 99.1, other than the three paragraphs immediately preceding the heading “About Parkinson’s Disease”), May 15, 2023 (with respect to Exhibit 99.1, other than the three paragraphs immediately preceding the heading “About ALS”), May 25, 2023, May 31, 2023, June 1, 2023 (with respect to Exhibit 99.1, other than the paragraph immediately preceding the heading “Business Update”), June 13, 2023, June 23, 2023 and July 6, 2023 (with respect to Exhibit 99.1, other than the paragraph immediately preceding the heading “About NeuroSense”) and our report on Form 6-K/A furnished to the SEC on January 19, 2023 (with respect to Exhibit 99.1, only the text under the headings “Business Update” (first two paragraphs), “Financial Summary”, “Forward-Looking Statements” and financial tables); and

•        the description of the Ordinary Shares and Ordinary Warrants to purchase Ordinary Shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on November 18, 2021, including any subsequent amendment or any report filed for the purpose of updating such description.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide each person, including any beneficial owner to whom a prospectus is delivered, without charge, upon a written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to NeuroSense Therapeutics Ltd., 11 HaMenofim Street, Building B, Herzliya, 4672562, Israel, Attn: Or Eisenberg, telephone number +972587531153. You may also obtain information about us by visiting our website at www.neurosense-tx.com. Information contained in our website is not part of this prospectus.

3,000,000 Ordinary Shares

3,000,000 Ordinary Warrants to purchase up to 3,000,000 Ordinary Shares

______________________

Prospectus

______________________

The date of this prospectus is            , 2023.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Exculpation, Insurance and Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. A company may not exculpate in advance a director from liability arising from a breach of his or her duty of care in connection with a prohibited dividend or distribution to shareholders.

As permitted under the Companies Law, our amended and restated articles of association provide that we may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event:

•        a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•        reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding, (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent or (iii) in connection with a monetary sanction;

•        reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted or (iii) in a criminal indictment for which the office holder was convicted of an offense that does not require proof of criminal intent;

•        expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under Israeli securities laws, if applicable, and payments made to injured persons under specific circumstances thereunder; and

•        any other matter in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder in the company.

As permitted under the Companies Law, our amended and restated articles of association provide that we may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder:

•        a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•        a breach of duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

•        a monetary liability imposed on the office holder in favor of a third party;

•        expenses he or she incurs as a result of administrative proceedings that may be instituted against him or her under the Israeli securities laws if applicable, and payments made to injured persons under specific circumstances thereunder; and

•        any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an office holder in the company.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•        a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•        a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•        an act or omission committed with intent to derive illegal personal benefit; or

•        a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is the greater of (i) an amount equal to 25% of our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnity payment is made, and (ii) $25 million. Such indemnification amounts are in addition to any insurance amounts. These indemnification agreements supersede all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold since January 2020. These issuances did not result in changes to the voting rights attached to the Ordinary Shares.

Issuance of Capital Stock

•        In February and April 2020, we issued an aggregate of 418,044 Ordinary Shares, at a weighted average price per share of $1.43.

•        In June 2023, we issued an aggregate of (i) up to 3,000,000 Ordinary Shares issuable upon exercise of Ordinary Warrants to purchase Ordinary Shares at an exercise price of $1.50 per Ordinary Share and (ii) 3,000,000 Ordinary Warrants.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, (c) under Rule 144A under the Securities Act in that the shares were offered and sold by the initial purchasers to qualified institutional buyers or (d) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation.

Item 8. Exhibits and Financial Statement Schedules

(a)     The following documents are filed as part of this registration statement:

Exhibit no.	Exhibit
3.1#*

Amended and Restated Articles of Association of the Registrant. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form F-1 (333-260338) originally filed with the SEC on October 18, 2021).

4.1*	Form of Ordinary Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 6-K (File No. 001-41084), filed with the SEC on June 23, 2023).
5.1	Opinion of Goldfarb Gross Seligman & Co., Israeli counsel to the Registrant.
5.2	Opinion of Covington & Burling LLP, U.S. counsel to the Registrant.
10.1*!

Form of Securities Purchase Agreement, dated as of June 22, 2023, by and between NeuroSense Therapeutics Ltd. and the purchase identified on the signature page thereto (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 6-K (File No. 001-41084), filed with the SEC on June 23, 2023).

10.2*

Placement Agent Agreement, dated as of June 22, 2023, by and between NeuroSense Therapeutics Ltd. and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 6-K (File No. 001-41084), filed with the SEC on June 23, 2023).

21.1*	Subsidiaries of the Registrant.
23.1	Consent of Somekh Chaikin (Member firm of KPMG International), Independent Registered Public Accounting Firm
23.2	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).
23.3	Consent of Covington & Burling LLP (included in Exhibit 5.2).
24.1*	Powers of Attorney (included on signature page to Registration Statement).
107	Filing Fee Table.

____________

*        Previously filed.

!         Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

#        English translation of original Hebrew document.

Item 9. Undertakings

(1)    The undersigned registrant hereby undertakes:

(a)     to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“the Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

(b)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(e)     that, for the purpose of determining any liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)     that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzliya, Israel on August 14th, 2023.

NEUROSENSE THERAPEUTICS LTD.
By:	/s/ Or Eisenberg
Name:	Or Eisenberg
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on the dates and in the capacities indicated.

Signature	Title
*	Chairman of the Board of Directors	August 14, 2023
Mark Leuchtenberger
/s/ Alon Ben-Noon	Chief Executive Officer and Director	August 14, 2023
Alon Ben-Noon	(Principal Executive Officer and Director)
/s/ Or Eisenberg	Chief Financial Officer (Principal Financial Officer	August 14, 2023
Or Eisenberg	and Principal Accounting Officer)
*	Director	August 14, 2023
Caren Deardorf
*	Director	August 14, 2023
Revital Mandil-Levin
*	External Director	August 14, 2023
Cary Claiborne
*	External Director	August 14, 2023
Christine Pellizzari
*By:	/s/ Alon Ben-Noon
Alon Ben-Noon
Attorney-in-Fact

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this Registration Statement on Form F-1 on this 14th day of August, 2023.

Cogency Global Inc. Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice-President on behalf of Cogency Global Inc.